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                                                Filed Pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-101959


PROSPECTUS

                               SSP SOLUTIONS, INC.

                        2,856,242 SHARES OF COMMON STOCK

         An aggregate of 2,856,242 issued and outstanding shares of our common stock are being offered for resale under this prospectus by some of our security holders identified in this prospectus for their own accounts.

         Our common stock currently trades on The Nasdaq National Market under the symbol "SSPX." The last reported sale price of our common stock on September 12, 2003 was $1.01 per share.

         Our principal offices are located at 17861 Cartwright Road, Irvine, California 92614, and our telephone number is (949) 851-1085.
                            _________________________

                  INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                 PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 3.
                            _________________________

         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THIS PROSPECTUS IS NOT AN OFFER TO SELL THOSE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THOSE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

               The date of this prospectus is September 18, 2003.




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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

RISK FACTORS..................................................................3
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS............................18
SELLING SECURITY HOLDERS.....................................................19
PLAN OF DISTRIBUTION.........................................................22
USE OF PROCEEDS..............................................................24
INDEMNIFICATION OF DIRECTORS AND OFFICERS....................................24
EXPERTS......................................................................24
LEGAL MATTERS................................................................25
TRANSFER AGENT AND REGISTRAR.................................................25
WHERE YOU CAN FIND MORE INFORMATION..........................................25
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE............................26

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                                  RISK FACTORS

         AN INVESTMENT IN SHARES OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE DECIDING TO INVEST OR MAINTAIN AN INVESTMENT IN SHARES OF OUR COMMON STOCK. THIS PROSPECTUS CONTAINS OR INCORPORATES BY REFERENCE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, IT IS LIKELY THAT OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS WOULD BE HARMED. AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE PART OR ALL OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

     WE HAVE A HISTORY OF LOSSES AND MAY INCUR FUTURE LOSSES THAT MAY ADVERSELY IMPACT OUR BUSINESS AND OUR STOCKHOLDERS BY, AMONG OTHER THINGS, MAKING IT DIFFICULT FOR US TO RAISE ADDITIONAL DEBT OR EQUITY FINANCING TO THE EXTENT NEEDED FOR OUR CONTINUED OPERATIONS OR FOR PLANNED EXPANSION.

         We may not become profitable or significantly increase our revenue. We incurred net losses of $8.6 million and $53.2 million for the years ended December 31, 2002 and 2001, respectively, and $3.4 million for the six months ended June 30, 2003. To achieve profitability, we will need to generate and sustain sufficient revenues while maintaining reasonable cost and expense levels. We expect to continue to incur significant operating expenses primarily to support research and development and expansion of our sales and marketing efforts. These expenditures may not result in increased revenues or customer growth. We do not know when or if we will become profitable. We may not be able to sustain or increase profitability on a quarterly or annual basis.

         Our losses from operations, our use of cash in operating activities, and our accumulated deficit and working capital deficiency at December 31, 2002 and 2001, among other factors, raised substantial doubt about our ability to continue as a going concern and led our independent auditors to include in their opinions contained in our consolidated financial statements as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, an explanatory paragraph related to our ability to continue as a going concern. Analysts and investors generally view reports of independent auditors questioning a company's ability to continue as a going concern unfavorably. These reports may make it difficult for us to raise additional debt or equity financing to the extent needed for our continued operations or for planned expansion, particularly if we are unable to attain and maintain profitable operations in the future. Consequently, future losses may adversely affect our business, prospects, financial condition, results of operations and cash flows. We urge potential investors to review the reports of our independent auditors and our consolidated financial statements before making a decision to invest in our company.

     WE MAY BE UNABLE TO OBTAIN ADDITIONAL FUNDING ON SATISFACTORY TERMS, WHICH COULD INTERFERE WITH OUR EXISTING AND PLANNED OPERATIONS, DILUTE OUR STOCKHOLDERS OR IMPOSE BURDENSOME FINANCIAL RESTRICTIONS ON OUR BUSINESS.

         Historically, we have relied upon cash from financing activities to fund a significant portion of the cash requirements of our operating and investing activities, and there is no assurance we will be able to generate sufficient cash from our operating activities in the future. We do not expect future fixed obligations to be paid from operations during 2003 and intend to satisfy fixed obligations by obtaining additional debt and/or equity financing, using accounts receivable financing, extending vendor payments, and issuing stock as payment on obligations.

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         Some of our secured convertible promissory notes contain the grant of a continuing security interest in substantially all of our assets and restrict our ability to obtain debt and/or equity financing. In addition, deteriorating global economic conditions and the effects of military actions may cause prolonged declines in investor confidence in and accessibility to capital markets.

         Any future financing may cause significant dilution to existing stockholders. Any debt financing or other financing of securities senior to common stock will likely include financial and other covenants that will restrict our flexibility. At a minimum, we expect these covenants to include restrictions on our ability to pay dividends on our common stock. Any failure to comply with these covenants would adversely affect our business, prospects, financial condition, results of operations and cash flows. Financing arrangements to raise additional funds may require us to relinquish rights to certain technologies, products or marketing territories. Our failure to raise capital when needed and on terms acceptable to us could adversely affect our business, operating results, financial condition and prospects by impairing our ability to fund our existing and planned operations.

     DEFAULTS UNDER OUR SECURED CREDIT ARRANGEMENTS COULD RESULT IN A FORECLOSURE ON OUR ASSETS BY OUR CREDITORS.

         All of our assets are pledged as collateral to secure portions of our debt. We were not able to obtain waivers for past covenant defaults, and we may in the future default under certain covenants of these credit arrangements. This means that if we are unable to obtain waivers in the future or if we incur a monetary default on our secured debt obligations, our indebtedness could become immediately due and payable and the lenders could foreclose on our assets.

     WE HAVE NOT GENERATED ANY SIGNIFICANT SALES OF OUR PRODUCTS WITHIN THE COMPETITIVE COMMERCIAL MARKET NOR HAVE WE ESTABLISHED A SUFFICIENT SALES AND MARKETING FORCE TO PROMOTE OUR PRODUCTS TO POTENTIAL COMMERCIAL CUSTOMERS, WHICH MAKES IT DIFFICULT TO EVALUATE OUR CURRENT BUSINESS PERFORMANCE AND FUTURE PROSPECTS.

         Although we have had some success in selling our security solutions to government agencies, we are just beginning to enter the complex and competitive commercial market for digital commerce and communications security solutions. We believe that many potential customers in our target markets are not fully aware of the need for security products and services in the digital economy. Historically, only enterprises that had substantial resources developed or purchased security solutions for delivery of digital content over the Internet or through other means. Also, there is a perception that security in delivering digital content is costly and difficult to implement. Therefore, we will not succeed unless we can educate our target markets about the need for security in delivering digital content and convince potential customers of our ability to provide this security in a cost-effective and easy-to-use manner.

         Even if we convince our target markets about the importance of and need for such security, we do not know if this will result in the sale of our products. We may be unable to establish sales and marketing operations at levels necessary for us to grow our business, especially if we are unsuccessful at selling this product into vertical markets. We may not be able to support the promotional programs required by selling simultaneously into several markets. If we are unable to develop an efficient sales system, or if our products or components do not achieve wide market acceptance, then our operating results will suffer and our earnings per share will be adversely affected.


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     WE FACE INTENSE COMPETITION AND PRICING PRESSURES FROM A NUMBER OF SOURCES,
     WHICH MAY REDUCE OUR AVERAGE SELLING PRICES AND GROSS MARGINS.

         The markets for our products and services are intensely competitive. As a result, we face significant competition from a number of sources. We may be unable to compete successfully because many of our competitors are more established, benefit from greater name recognition and have substantially greater financial, technical and marketing resources than we have. In addition, there are several smaller and start-up companies with which we compete from time to time. We expect competition to increase as a result of consolidation in the information security technology industry.

         The average selling prices for our products may decline as a result of competitive pricing pressures, promotional programs and customers who negotiate price reductions in exchange for longer term purchase commitments. The pricing of products depends on the specific features and functions of the products, purchase volumes and the level of sales and service support required. We expect competition to increase in the future. As we experience pricing pressure, we anticipate that the average selling prices and gross margins for our products will decrease over product lifecycles. These same competitive pressures may require us to write down the carrying value of any inventory on hand, which would adversely impact our operating results and adversely affect our earnings per share.

     WE DERIVE A SUBSTANTIAL PORTION OF OUR REVENUE FROM A SMALL NUMBER OF CUSTOMERS, AND THE LOSS OF ONLY ONE OF THOSE CUSTOMERS COULD ADVERSELY IMPACT OUR OPERATING RESULTS.

         We depend on a limited number of customers for a substantial portion of our revenue. During the year ended December 31, 2002, and the three and six months ended June 30, 2003, we derived 32%, 33% and 26%, respectively, of our consolidated net revenue for that period from an individual customer. Many of our contracts with our significant customers are short-term contracts. The non-renewal of any significant contract upon expiration, or a substantial reduction in sales to any of our significant customers, would adversely affect our business unless we were able to replace the revenue we received from those customers.

     OUR RELIANCE ON THIRD PARTY TECHNOLOGIES FOR THE DEVELOPMENT OF SOME OF OUR PRODUCTS AND OUR RELIANCE ON THIRD PARTIES FOR MANUFACTURING MAY DELAY PRODUCT LAUNCH, IMPAIR OUR ABILITY TO DEVELOP AND DELIVER PRODUCTS OR HURT OUR ABILITY TO COMPETE IN THE MARKET.

         Our ability to license new technologies from third parties is and will continue to be critical to our ability to offer a complete suite of products that meets customer needs and technological requirements. Some of our licenses do not run for the full duration of the third party's patent for the licensed technology. We may not be able to renew our existing licenses on favorable terms, or at all. If we lose the rights to a patented technology, we may need to stop selling or may need to redesign our products that incorporate that technology, and we may lose a competitive advantage. In addition, competitors could obtain licenses for technologies for which we are unable to obtain licenses, and third parties may develop or enable others to develop a similar solution to digital communication security issues, either of which events could erode our market share. Also, dependence on the patent protection of third parties may not afford us any control over the protection of the technologies upon which we rely. If the patent protection of any of these third parties were compromised, our ability to compete in the market also would be impaired.


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     THIRD PARTIES COULD OBTAIN ACCESS TO OUR PROPRIETARY INFORMATION OR COULD
     INDEPENDENTLY DEVELOP SIMILAR TECHNOLOGIES BECAUSE OF THE LIMITED PROTECTION FOR OUR INTELLECTUAL PROPERTY.

          Despite the precautions we take, third parties may copy or obtain and use our proprietary technologies, ideas, know-how and other proprietary information without authorization or may independently develop technologies similar or superior to our technologies. In addition, the confidentiality and non-competition agreements between us and our employees, distributors and clients may not provide meaningful protection of our proprietary technologies or other intellectual property in the event of unauthorized use or disclosure. Policing unauthorized use of our technologies and other intellectual property is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. Furthermore, the laws of other jurisdictions may afford little or no effective protection of our intellectual property rights. Our business, financial condition and operating results could be adversely affected if we are unable to adequately protect our intellectual property rights.

     WE MAY FACE HARMFUL CLAIMS OF INFRINGEMENT OF PROPRIETARY RIGHTS, WHICH COULD REQUIRE US TO DEVOTE SUBSTANTIAL TIME AND RESOURCES TOWARD MODIFYING OUR PRODUCTS OR OBTAINING APPROPRIATE LICENSES.

         There is a risk that our products infringe the proprietary rights of third parties. Regardless of whether our products infringe on proprietary rights of third parties, infringement or invalidity claims may be asserted or prosecuted against us and we could incur significant expenses in defending them. If any infringement claims or actions are asserted against us, we may be required to modify our products or seek licenses for these intellectual property rights. We may not be able to modify our products or obtain licenses on commercially reasonable terms, in a timely manner or at all. Our failure to do so could adversely affect our business by preventing us from selling some or all of our products.

     OUR INABILITY TO MAINTAIN AND DEVELOP NEW STRATEGIC RELATIONSHIPS WITH PARTNERS AND SUPPLIERS COULD IMPACT OUR ABILITY TO OBTAIN OR SELL OUR PRODUCTS AND PREVENT US FROM GENERATING SALES REVENUES.

         We obtain and sell many of our products through strategic alliance and supplier agreements. The loss of any of our existing strategic relationships, or the inability to create new strategic relationships in the future, could adversely affect our ability to develop and market our products.

         We depend upon our partners to develop and market products and to fund and perform their obligations as contemplated by our agreements with them. We do not control the time and resources devoted by our partners to these activities. These relationships may not continue or may require us to spend significant financial, personnel and administrative resources from time to time. We may not have the resources available to satisfy our commitments, which may adversely affect our strategic relationships. Further, our products and services may compete with the products and services of our strategic partners. This competition may adversely affect our relationships with our strategic partners, which could adversely affect our business.

         If alliance or supplier agreements are cancelled, modified or delayed, if alliance or supplier partners decide not to purchase our products or to purchase only limited quantities of our products, or if we are unable to enter into additional alliance or supplier agreements, our ability to produce and sell our products and to generate sales revenues could be adversely affected.

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     ANY COMPROMISE OF PKI TECHNOLOGY WOULD ADVERSELY AFFECT OUR BUSINESS BY
     REDUCING OR ELIMINATING DEMAND FOR MANY OF OUR DATA SECURITY PRODUCTS.

         Many of our products are based on public key infrastructure, or PKI, technology, which is the standard technology for securing Internet-based commerce and communications. The security afforded by this technology depends on the integrity of a user's private key, which depends in part on the application of algorithms, or advanced mathematical factoring equations. The occurrence of any of the following could result in a decline in demand for our data security products:

         o any significant advance in techniques for attacking PKI systems, including the development of an easy factoring method or faster, more powerful computers;

         o publicity of the successful decoding of cryptographic messages or the misappropriation of private keys; and

         o government regulation limiting the use, scope or strength of PKI.

     A SECURITY BREACH OF OUR INTERNAL SYSTEMS OR THOSE OF OUR CUSTOMERS DUE TO COMPUTER HACKERS OR CYBER TERRORISTS COULD HARM OUR BUSINESS BY ADVERSELY AFFECTING THE MARKET'S PERCEPTION OF OUR PRODUCTS AND SERVICES.

         Since we provide security for Internet and other digital communication networks, we may become a target for attacks by computer hackers. The ripple effects throughout the economy of terrorist threats and attacks and military activities may have a prolonged effect on our potential commercial customers, or on their ability to purchase our products and services. Additionally, because we provide security products to the United States government, we may be targeted by cyber terrorist groups for activities threatened against United States-based targets.

         We will not succeed unless the marketplace is confident that we provide effective security protection for Internet and other digital communication networks. Networks protected by our products may be vulnerable to electronic break-ins. Because the techniques used by computer hackers to access or sabotage networks change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques. Although we have not experienced any act of sabotage or unauthorized access by a third party of our internal network to date, if an actual or perceived breach of security for Internet and other digital communication networks occurs in our internal systems or those of our end-user customers, regardless of whether we caused the breach, it could adversely affect the market's perception of our products and services. This could cause us to lose customers, resellers, alliance partners or other business partners.

     WE MAY BE EXPOSED TO SIGNIFICANT LIABILITY FOR ACTUAL OR PERCEIVED FAILURE TO PROVIDE REQUIRED PRODUCTS OR SERVICES.

         Products as complex as those we offer may contain undetected errors or may fail when first introduced or when new versions are released. Despite our product testing efforts and testing by current and potential customers, it is possible that errors will be found in new products or enhancements after commencement of commercial shipments. The occurrence of product defects or errors could result in adverse publicity, delay in product introduction, diversion of resources to remedy defects, loss of or a delay in market acceptance, or claims by customers against us, or could cause us to incur additional costs, any of which could adversely affect our business.

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         Because our customers rely on our products for critical security applications, we may be exposed to claims for damages allegedly caused to an enterprise as a result of an actual or perceived failure of our products. An actual or perceived breach of enterprise network or data security systems of one of our customers, regardless of whether the breach is attributable to our products or solutions, could adversely affect our business reputation. Furthermore, our failure or inability to meet a customer's expectations in the performance of our services, or to do so in the time frame required by the customer, regardless of our responsibility for the failure, could:

         o result in a claim for substantial damages against us by the customer;

         o        discourage customers from engaging us for these services; and

         o        damage our business reputation.

     IF USE OF THE INTERNET AND OTHER COMMUNICATION NETWORKS BASED ON INTERNET PROTOCOLS DOES NOT CONTINUE TO GROW, DEMAND FOR OUR PRODUCTS MAY NOT INCREASE.

         Increased demand for our products largely depends on the continued growth of the Internet and Internet protocol-based networks and the widespread acceptance and use of these mediums for electronic commerce and communications. Because electronic commerce and communications over these networks are evolving, we cannot predict the size of the market and its sustainable growth rate. A number of factors may affect market size and growth rate, including increases in governmental regulation and the continued ability of the Internet infrastructure and communications services to support growing demands, which ability could be adversely affected by, among other things, delays in development or adoption of new standards and protocols to handle increased levels of activity. If the use of electronic commerce and communications does not increase, or increases more slowly than we expect, demand for our products and services will be adversely impacted.

     IF WE DO NOT RESPOND TO RAPID TECHNOLOGICAL CHANGES, OUR PRODUCT AND SERVICE OFFERINGS COULD BECOME OBSOLETE.

         The markets we serve are characterized by rapidly changing technology, emerging industry standards and frequent introduction of new products. The introduction of products embodying new technologies and the emergence of new industry standards may render our products obsolete or less marketable. The process of developing our products and services is extremely complex and requires significant continuing development efforts. If we are unable to modify existing products and develop new products and services that are responsive to changing technology and standards and to meet customer needs in a timely and cost effective manner, our business could be adversely affected because we would be unable to sell our product and service offerings that have become obsolete.

     DOING BUSINESS WITH THE UNITED STATES GOVERNMENT ENTAILS MANY RISKS THAT COULD ADVERSELY AFFECT US BY DECREASING THE PROFITABILITY OF GOVERNMENTAL CONTRACTS WE ARE ABLE TO OBTAIN AND INTERFERING WITH OUR ABILITY TO OBTAIN FUTURE GOVERNMENTAL CONTRACTS.

         Sales to United States government agencies accounted for 18%, 39% and 44% of our consolidated revenues for the year ended December 31, 2002, and the three and six months ended June 30, 2003, respectively. Our sales to these agencies are subject to risks that include:


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         o        early termination of our contracts;

         o        disallowance of costs upon audit; and

         o the need to participate in competitive bidding and proposal processes, which are costly and time consuming and may result in unprofitable contracts.

         In addition, the government may be in a position to obtain greater rights with respect to our intellectual property than we would grant to other entities. Government agencies also have the power, based on financial difficulties or investigations of their contractors, to deem contractors unsuitable for new contract awards. Because we engage in the governmental contracting business, we have been and will be subject to audits and may be subject to investigation by governmental entities. Failure to comply with the terms of any of our governmental contracts could result in substantial civil and criminal fines and penalties, as well as our suspension from future governmental contracts for a significant period of time, any of which could adversely affect our business by requiring us to spend money to pay the fines and penalties and prohibiting us from earning revenues from governmental contracts during the suspension period.

     DELAYS IN DELIVERIES FROM OUR SUPPLIERS OR DEFECTS IN GOODS OR COMPONENTS SUPPLIED BY OUR VENDORS COULD CAUSE OUR REVENUES AND GROSS MARGINS TO DECLINE.

         We rely on a limited number of vendors for certain components for the products we are developing. Any undetected flaws in components supplied by our vendors could lead to unanticipated costs to repair or replace these parts. We currently purchase some of our components from a single supplier, which presents a risk that the components may not be available in the future on commercially reasonable terms or at all. For example, Atmel Corporation has completed development of a specially designed Forte microprocessor that we have incorporated into a Forte PKI card. Commercial acceptance of the Forte microprocessor will be dependent on continued development of applications to service customer requirements. Any inability to receive or any delay in receiving adequate supplies of the Forte microprocessor, whether as a result of delays in development of applications or otherwise, would adversely affect our ability to sell the Forte PKI card.

         We do not anticipate maintaining a supply agreement with Atmel Corporation for the Forte microprocessor. If Atmel Corporation were unable to deliver the Forte microprocessor for a lengthy period of time or were to terminate its relationship with us, we would be unable to produce the Forte PKI card until we could design a replacement computer chip for the Forte microprocessor. We anticipate this would take substantial time and resources to complete, which could result in delays or reductions in product shipments that could adversely affect our business by requiring us to expend resources while preventing us from selling the Forte PKI card.

         Also, if we are unable to obtain or generate sufficient funds to sustain our operations, we may damage our relationships with our vendors. Slow and delinquent payments may cause vendors not to sell products to us, or only with advance payment. If this occurs, we will not have components and services available for our products. We may not be able to replace any of our supply sources on economically advantageous terms. Further, if we experience price increases for the components for our products, we will experience declines in our gross margins.

     OUR SUCCESS DEPENDS ON OUR ABILITY TO RETAIN OUR CURRENT MANAGEMENT TEAM.

         Our founder, co-chairman and president, Kris Shah, has been with us since 1970, and our co-chairman and chief executive officer, Marvin Winkler, co-founded one of our wholly-owned subsidiaries. Their experience, expertise, industry knowledge and historical company knowledge would be extremely difficult to replace if we were to lose the services of either of them. The precise impact of the loss of services of either of them is difficult to predict, but would likely result in, at a minimum, significant costs to recruit, hire and retain a successor and impaired operating results while the successor was being recruited and transitioning into the position. We do not currently maintain life insurance on the lives of either of these officers.


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     THERE IS SIGNIFICANT COMPETITION IN OUR INDUSTRY FOR HIGHLY SKILLED
     EMPLOYEES, AND OUR FAILURE TO ATTRACT AND RETAIN TECHNICAL PERSONNEL WOULD ADVERSELY AFFECT OUR BUSINESS BY IMPAIRING OUR ABILITY TO EFFICIENTLY CONDUCT OUR OPERATIONS.

         We may not be able to attract or retain highly skilled employees. Our inability to hire or retain highly qualified individuals may impede our ability to develop, install, implement and service our software and hardware systems, to retain existing customers and attract new customers, or to efficiently conduct our operations, all of which would adversely affect our business. A high level of employee mobility characterizes the data security and networking solution industries, and the market for highly qualified individuals in computer-related fields is intense. This competition means there are fewer highly qualified employees available to hire, and the costs of hiring and retaining these individuals are high. Even if we are able to hire these individuals, we may be unable to retain them. Furthermore, the hiring and retention of technical employees typically necessitates the issuance of stock options and other equity interests, which may dilute earnings per share.

     OUR EFFORTS TO EXPAND OUR INTERNATIONAL OPERATIONS ARE SUBJECT TO A NUMBER OF RISKS, ANY OF WHICH COULD ADVERSELY AFFECT OUR FUTURE INTERNATIONAL SALES.

         We have obtained approvals to export certain of our products and we plan to increase our international sales. Our inability to obtain or maintain federal or foreign regulatory approvals relating to the import or export of our products on a timely basis could adversely affect our ability to expand our international business. Additionally, our international operations could be subject to a number of risks, any of which could adversely affect our future international sales, including:

         o        increased collection risks;

         o        trade restrictions;

         o        export duties and tariffs;

         o        uncertain political, regulatory and economic developments; and

         o        inability to protect our intellectual property rights.

     WE ARE UNABLE TO PREDICT THE EXTENT TO WHICH THE RESOLUTION OF LAWSUITS PENDING AGAINST US AND OUR SUBSIDIARY COULD ADVERSELY AFFECT OUR BUSINESS BY, AMONG OTHER THINGS, SUBJECTING US TO SUBSTANTIAL COSTS AND LIABILITIES AND DIVERTING MANAGEMENT'S ATTENTION AND RESOURCES.

         G2 Resources, Inc. and Classical Financial Services, LLC have filed complaints against one of our subsidiaries, Pulsar Data Systems, Inc., or Pulsar, alleging that Pulsar breached a contract by failing to make payments to G2 Resources, Inc. in connection with services allegedly provided by G2 Resources, Inc. In April 2001, the court dismissed, for lack of prosecution activity for more than twelve months, the original complaint that G2 Resources, Inc. had filed against Pulsar in January 1998. G2 Resources, Inc. re-filed the action in May 2001. In 2002, the court moved this case into the same division handling other matters related to G2 and Classic Financial Services, LLC, and stayed any further action in this case pending the resolution of matters between G2 and Classical. We intend to vigorously defend against the plaintiffs' claims and have asserted defenses and counterclaims.

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         In May 2002, Integral Systems, Inc. filed an action against us alleging that we breached a promissory note for the payment of $389,610. Integral then obtained a confessed judgment for approximately $327,250. In March 2003, we executed settlement papers that would permit Integral Systems to file a stipulated judgment against us in the amount of the unpaid balance if we default on a payment schedule that requires us to make payments of $20,000 per month until the balance is paid in full. We placed 400,000 shares of our common stock into a third party escrow as security until the balance is paid in full.

         In June 2002, Research Venture, LLC filed two lawsuits against us alleging unlawful detainer and seeking possession of two leased properties, alleged damages and lost rent. In October 2002, we negotiated a restructuring of our obligations under the leases. We subsequently defaulted on those obligations, and Research Venture obtained a judgment against us per prior stipulation in the amount of $2.7 million. In August 2003, we entered into a settlement agreement with Research Venture that imposes, among other things, registration obligations on us regarding shares of common stock that we issued to Research Venture. If we are unable to comply with those obligations, Research Venture will be entitled to entry of a stipulated judgment against us in an amount up to $1.7 million.

         In July 2003, Control Break International, or CBI, filed an action in Florida to initiate collection of $456,000 that we owed to CBI under two promissory notes. We intend to defend against the action and to file a motion to dismiss based upon lack of jurisdiction. We have held discussions with CBI to resolve the matter, but there can be no assurance as to the outcome of those discussions.

         In June 2003, Venetian Casino Resort, LLC, or the Venetian, sent a demand letter to our subsidiary demanding funding, or alternatively taking action to terminate our subsidiary's operating agreement for failure of our subsidiary to meet its funding commitment and threatening to take action against our subsidiary in the matter. Subsequently, the Venetian sent a letter claiming to terminate the operating agreement. We have recorded an impairment charge equal to the remaining book value of our investment in our subsidiary.

         Any or all of these litigation matters could subject us to substantial costs and liabilities and divert our management's attention and resources during our current and future financial reporting periods. If we believe it is probable that we will incur an estimable amount of expenses in connection with a litigation matter, we will include the estimated amount of expenses in accounts payable or accrued liabilities. If we feel unable to make a reasonable judgment as to the ultimate outcome of, or to assess or quantify our exposure relating to, a litigation matter, we will not include in our financial statements an estimated amount of expenses for that matter. Consequently, if we are unable during any financial reporting period to accurately estimate our potential liability in connection with a litigation matter, our financial condition and results of operations in future financial reporting periods may be adversely affected when we record any unreserved costs or liabilities we actually have incurred in connection with a litigation matter.

     A NUMBER OF VENDORS HAVE FILED OR THREATENED TO FILE LAWSUITS TO COLLECT AMOUNTS DUE FROM US. IF WE ARE UNABLE TO REACH A FAVORABLE RESOLUTION OF THESE MATTERS, WE MAY HAVE TO DEFEND OURSELVES IN COSTLY LITIGATION AND BE SUBJECT TO SUBSTANTIAL MONETARY JUDGMENTS.

         During 2002 and 2003, several vendors filed or threatened to file suits against us related to outstanding account balances that are included within our accounts payable. We reached oral agreement with several vendors, including one vendor who had filed suit against us. We are making payments on the amount owed to the vendor who filed suit against us and executed an agreement to extend the terms of the existing accounts payable balance. However, if we fail to make the required payments and the collection suit goes to judgment, there would be an adverse impact on our financial condition and liquidity.

     GOVERNMENTAL REGULATIONS AFFECTING SECURITY OF INTERNET AND OTHER DIGITAL COMMUNICATION NETWORKS COULD LIMIT THE MARKET FOR OUR PRODUCTS AND SERVICES.

         The United States government and foreign governments have imposed controls, export license requirements and restrictions on the import or export of some technologies, including encryption technology. Any additional governmental regulation of imports or exports or failure to obtain required export approval of encryption technologies could delay or prevent the acceptance and use of encryption products and public networks for secure communications and could limit the market for our products and services. In addition, some foreign competitors are subject to less rigorous controls on exporting their encryption technologies. As a result, they may be able to compete more effectively than us in the United States and in international security markets for Internet and other digital communication networks. In addition, governmental agencies such as the Federal Communications Commission periodically issue regulations governing the conduct of business in telecommunications markets that may negatively affect the telecommunications industry and us.

     OUR ADOPTION OF SFAS NO. 142 EFFECTIVE JANUARY 1, 2002, MAY INCREASE OUR LOSSES IN FUTURE ACCOUNTING PERIODS IF WE DETERMINE THAT THERE HAS BEEN AN IMPAIRMENT OF GOODWILL AND COULD CAUSE US TO INCUR LARGE LOSSES, IN ADDITION TO THE $36.3 MILLION IMPAIRMENT OF INTANGIBLES WRITE-DOWN RECORDED FOR THE YEAR ENDED DECEMBER 31, 2001.

         We accounted for our August 2001 acquisition of BIZ as a purchase. Under the purchase method of accounting, the purchase price was allocated to the fair value of the identifiable tangible and intangible assets and liabilities that we acquired from BIZ. The excess of the purchase price over BIZ's tangible net assets resulted in original goodwill and other intangible assets of approximately $64.5 million. These amounts were subsequently reduced by amortization and impairment charges to a carrying value of $25.9 million as of December 31, 2001.

         In July 2001, the Financial Accounting Standards Board issued Statement No. 142, "Goodwill and Other Intangible Assets." We adopted this statement effective January 1, 2002. Under this statement, goodwill is no longer amortized and became subject to annual testing for impairment beginning January 1, 2002. The provisions of this statement require us to perform a two-step test to assess goodwill for impairment. In the first step, we compare the fair value of each reporting unit to its carrying value. If the fair value exceeds the carrying value, then goodwill is not impaired and we need not proceed to the second step. If the carrying value of a reporting unit exceeds its fair value, then we must determine and compare the implied fair value of the reporting unit's goodwill to the carrying value of its goodwill. If the carrying value of the reporting unit's goodwill exceeds its implied fair value, then we will record an impairment loss in the amount of the excess. With regard to a reporting unit's goodwill balance at January 1, 2002, we were required to perform the first step of the annual testing for impairment by June 30, 2002. If the results of that step indicated that goodwill may have been impaired, we were then required to complete the second step as soon as possible, but no later than December 31, 2002.

         We concluded that as of December 31, 2001, an impairment write-down of approximately $36.3 million was required. Through June 30, 2003, no further write-downs were required to the goodwill carrying value relating BIZ. However, we are required to perform additional tests for impairment at least annually. Tests for impairment between annual tests may be required if events occur or circumstances change that would more likely than not reduce the fair value of the net carrying amount. We cannot predict whether or when there will be additional impairment charges, or the amount of any such charges. If the charges are significant, they could cause the market price of our common stock to decline.

     WE MAY RELOCATE A PORTION OF OUR SOFTWARE DEVELOPMENT TO INDIA, WHICH COULD PROVE TO BE UNPROFITABLE DUE TO RISKS INHERENT IN INTERNATIONAL BUSINESS ACTIVITIES.

         We may relocate portions of our software development activities to India in an effort to reduce our operating expenses. We are subject to a number of risks associated with international business activities that could adversely affect any operations we may develop in India and could slow our growth. These risks generally include, among others:

         o        difficulties in managing and staffing our Indian operations;

         o difficulties in obtaining or maintaining regulatory approvals or in complying with Indian laws;

         o reduced or less certain protection for intellectual property rights;

         o        differing technological advances, preferences or requirements;
                  o trade restrictions;

         o        foreign currency fluctuations; and

         o general economic conditions, including instability, in the Indian market.

         Any of these risks could adversely affect our business and results of operations.

     CONFLICTS INVOLVING INDIA COULD ADVERSELY AFFECT ANY OPERATIONS WE MAY ESTABLISH IN INDIA, WHICH COULD INTERFERE WITH OUR ABILITY TO CONDUCT ANY OR ALL OF OUR OTHER OPERATIONS.

         South Asia has from time to time experienced civil unrest and hostilities among neighboring countries, including India and Pakistan. In April 1999, India and Pakistan conducted long-range missile tests. Since May 1999, military confrontations between India and Pakistan have occurred in disputed regions. In October 1999, the leadership of Pakistan changed as a result of a coup led by the military. Additionally, more recent events have significantly heightened the tensions between India and Pakistan. If a major armed conflict or nuclear war involving India and any of its neighboring countries occurs, it could, among other things, prevent us from establishing or maintaining operations in India. If the successful conduct of operations in India becomes critical to any or all of our other operations, our business would be harmed to the extent we are unable to establish or maintain operations in India.

     WE ARE EXPOSED TO LIABILITY FOR ACTIONS TAKEN BY OUR DOMESTIC EMPLOYEES WHILE ON ASSIGNMENT AND MAY ALSO BE EXPOSED TO LIABILITY FOR ACTIONS TAKEN BY ANY FOREIGN EMPLOYEES WE MAY HIRE.

         As a professional services provider, a portion of our business involves employing people and placing them in the workplace of other businesses. Therefore, we are exposed to liability for actions taken by our employees while on assignment. In addition, to the extent we hire employees in India or other foreign locations, we may also be exposed to liability for actions taken by those employees in the scope of their employment.

                         RISKS RELATED TO THIS OFFERING

     NASDAQ MAY DELIST OUR COMMON STOCK, WHICH COULD DECREASE THE MARKET PRICE OF OUR COMMON STOCK AND MAKE IT MORE DIFFICULT FOR OUR STOCKHOLDERS TO DISPOSE OF OR OBTAIN QUOTATIONS FOR OUR COMMON STOCK AND FOR US TO OBTAIN FINANCING.

         The qualitative listing standards of The Nasdaq National Market require, among other things, that listed companies meet independent director and audit committee composition requirements. We received a Nasdaq staff determination on August 20, 2003, which indicated that we failed to comply with these requirements and that our common stock, therefore, is subject to delisting from The Nasdaq National Market. We submitted a written response to the staff determination outlining our current plans for compliance with these requirements through the proposed appointment of additional independent directors. On September 15, 2003, we received a letter from Nasdaq indicating that we must regain compliance with the independent director and audit committee composition requirements no later than October 31, 2003.

         The quantitative listing standards of The Nasdaq National Market require, among other things, that listed companies maintain a minimum bid price of $1.00. In November 2002, we received a notice from Nasdaq indicating that our common stock had failed to maintain the required minimum bid price of $1.00 for the last 30 consecutive trading days and that, therefore, we had until February 20, 2003 to regain compliance with that requirement. We did not timely regain compliance with that requirement. In March 2003, we received a notice from Nasdaq that the period to regain compliance with the $1.00 minimum bid price had been extended an additional 90 days, through May 21, 2003. On May 22, 2003, we received a Nasdaq staff determination that we failed to timely regain compliance with the minimum bid price requirement and that our stock was subject to delisting. We appealed the staff's determination to a listing qualifications panel for consideration. On August 14, 2003, we received the findings of the panel, which allowed us through October 31, 2003, to evidence a closing bid price of at least $1.00 per share, with the requirement to have a closing bid price immediately thereafter of at least $1.00 per share for ten consecutive trading days, which we may decide to accomplish through a reverse stock split. Alternatively, we may be permitted to submit an application to transfer the listing of our common stock to The Nasdaq SmallCap Market if we satisfy the continued inclusion requirements for The Nasdaq SmallCap Market, including the independent director and audit committee composition requirements described above. The successful transfer of the listing of our common stock to The Nasdaq SmallCap Market would make available an extended grace period for the minimum $1.00 bid price requirement and would make available an additional 180 calendar day grace period if we meet the initial listing criteria for The Nasdaq SmallCap Market.

         In addition to the quantitative and qualitative requirements described above, Nasdaq's qualification standards require, among other things, that issuers apply for initial inclusion on Nasdaq following a change of control. Nasdaq looks at many factors in determining whether a change of control has occurred, including without limitation, changes in the management, board of directors, voting power and ownership of a company. Depending on the terms and conditions of any future financings or other transactions we may enter into, if Nasdaq determines that a change of control has occurred, we would need to file a new listing application if we want to maintain our Nasdaq listing. We do not know whether, at the time, if any, that we would file a new listing application with Nasdaq, we would meet the initial listing standards of either The Nasdaq National Market or The Nasdaq SmallCap Market.

         If we are delisted from The Nasdaq National Market, our stock price could decline and the ability of any potential or future investors to achieve liquidity from our common stock could be severely limited, particularly if we are unable to transfer the listing of our common stock to The Nasdaq SmallCap Market. This could inhibit, if not preclude, our ability to raise additional working capital on acceptable terms, if at all.

     THE NON-CASH INTEREST EXPENSE REQUIRED IN CONNECTION WITH THE DETACHABLE WARRANTS AND BENEFICIAL CONVERSION FEATURES OF OUR APRIL 2002 FINANCING MAY ADVERSELY AFFECT OUR STOCK PRICE.

         The secured convertible promissory notes we issued in April 2002 are convertible into shares of our common stock at a conversion price below the market price of our common stock at the commitment date for the notes. In addition, the notes were accompanied by common stock purchase warrants with an exercise price below the market price of our common stock at the commitment date. Accordingly, under accounting guidelines, we were required to record a substantial non-cash charge as interest expense, with an offsetting increase to our paid-in-capital. While recording this entry had no net effect on our stockholders' equity, the entry substantially increased our reported loss for the year ended December 31, 2002, and may cause a decline in our stock price.

     OUR COMMON STOCK PRICE IS SUBJECT TO SIGNIFICANT VOLATILITY, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS AND IN LITIGATION AGAINST US.

         The stock market as a whole and individual stocks historically have experienced extreme price and volume fluctuations, which often have been unrelated to the performance of the related corporations. During the 52-week period ended September 2, 2003, the high and low closing sale prices of our common stock were $1.33 and $.50, respectively. The market price of our common stock may exhibit significant fluctuations in the future in response to various factors, many of which are beyond our control and which include:

         o variations in our annual or quarterly financial results, which variations could result from, among other things, the timing, size, mix and customer acceptance of our product and service offerings and those of our competitors, and the timing and magnitude of required capital expenditures;

         o company-issued earnings announcements that vary from consensus analyst estimates;

         o changes by financial research analysts in their recommendations or estimates of our earnings;

         o conditions in the economy in general or in the information technology service sector in particular;

         o announcements of technological innovations or new products or services by us or our competitors; and

         o unfavorable publicity or changes in applicable laws and regulations, or their judicial or administrative interpretations, affecting the information technology service sector and us.

         If our operating results in future quarters fall below the expectations of market makers, securities analysts and investors, the price of our common stock likely will decline, perhaps substantially. In the past, securities class action litigation often has been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources. Consequently, the price at which investors purchase shares of our common stock may not be indicative of the price that will prevail in the trading market. Investors may be unable to sell their shares of common stock at or above their purchase price, which may result in substantial losses.

     A SIGNIFICANT NUMBER OF SHARES OF OUR COMMON STOCK ARE OR WILL BECOME ELIGIBLE FOR PUBLIC SALE, AND SALES OF LARGE NUMBERS OF OUR SHARES COULD ADVERSELY AFFECT THEIR MARKET PRICE AND MAKE IT DIFFICULT FOR US TO RAISE ADDITIONAL CAPITAL THROUGH SALES OF EQUITY SECURITIES.

         As of September 15, 2003, we had issued and outstanding 27,836,733 shares of common stock, a majority of which were unrestricted, were eligible for resale without registration under Rule 144 of the Securities Act of 1933, or were registered for resale or issued with registration rights. Our common stock historically has been thinly traded. Our average daily trading volume between September 3, 2002, and September 2, 2003, was 11,766 shares. If our stockholders seek to sell numbers of shares significantly in excess of our typical volume, the market price of our shares may decline. Any adverse effect on the market price for our common stock could make it more difficult for us to sell equity securities at a time and at a price that we deem appropriate.

     THE MARKET PRICE OF OUR COMMON STOCK COULD SUBSTANTIALLY DECLINE IF ALL OR A SIGNIFICANT PORTION OF OUR OUTSTANDING DERIVATIVE SECURITIES WERE CONVERTED INTO OR EXERCISED FOR SHARES OF OUR COMMON STOCK AND RESOLD INTO THE MARKET, OR IF A PERCEPTION EXISTS THAT A SUBSTANTIAL NUMBER OF SHARES WILL BE ISSUED UPON CONVERSION OR EXERCISE AND THEN RESOLD INTO THE MARKET.

         As of September 15, 2003, we had outstanding 27,836,733 shares of common stock and also had outstanding options, warrants and promissory notes that were exercisable for or convertible into approximately 14,421,000 shares of our common stock. If the conversion or exercise prices at which our outstanding derivative securities are converted or exercised are lower than the market price, immediate dilution will occur. In addition, sales of a substantial number of shares of common stock issued upon conversion or exercise of our outstanding derivative securities, or even the perception that such sales could occur, could adversely affect the market price of our common stock. Therefore a substantial decline in the value of our shares could result from both the actual and potential conversion or exercise of our outstanding derivative securities and the actual and potential resale of the underlying shares into the market.

     IF OUR SECURITY HOLDERS ENGAGE IN SHORT SALES OF OUR COMMON STOCK, INCLUDING SALES OF SHARES TO BE ISSUED UPON CONVERSION OR EXERCISE OF DERIVATIVE SECURITIES, THE PRICE OF OUR COMMON STOCK MAY DECLINE.

         Selling short is a technique used by a security holder to take advantage of an anticipated decline in the price of a security. A significant number of short sales or a large volume of other sales within a relatively short period of time can create downward pressure on the market price of a security. The decrease in market price would allow holders of our derivative securities that have conversion or exercise prices based upon a discount on the market price of our common stock to convert or exercise their derivative securities into or for an increased number of shares of our common stock. Further sales of common stock issued upon conversion or exercise of our derivative securities could cause even greater declines in the price of our common stock due to the number of additional shares available in the market, which could encourage short sales that could further undermine the value of our common stock.

     IF WE ARE UNSUCCESSFUL IN COMPLYING WITH OUR REGISTRATION OBLIGATIONS, WE MAY BE IN DEFAULT UNDER OUR SECURED CONVERTIBLE PROMISSORY NOTES AND LITIGATION SETTLEMENTS AND COULD FACE SIGNIFICANT PENALTIES AND A SUBSTANTIAL STIPULATED JUDGMENT.

         The agreements we entered into in connection with our issuance of secured convertible promissory notes and related warrants and in connection with settlement of litigation require us to, among other things, register for resale the shares of common stock issued or issuable under those arrangements and to maintain the effectiveness of the registration statements for an extended period of time. If we are unable to timely obtain and maintain effectiveness of the required registration statements or obtain appropriate waivers or if we default under the arrangements for any other reason, then the holders of the notes could, among other things, require us to pay substantial penalties, require us to repay the notes at a premium and/or foreclose upon their security interest in our assets, and the parties to the settlement arrangements could take action against us that could include the filing of a substantial stipulated judgment. Any of these events would adversely affect our business, operating results, financial condition, and ability to service our other indebtedness by negatively impacting our cash flows.

     A SMALL NUMBER OF STOCKHOLDERS, WHO INCLUDE CERTAIN OF OUR OFFICERS AND DIRECTORS, HAVE THE ABILITY TO CONTROL STOCKHOLDER VOTES AND TO TAKE ACTION BY WRITTEN CONSENT WITHOUT A MEETING OF STOCKHOLDERS.

         As of September 15, 2003, our co-chairmen, Kris Shah and Marvin Winkler, and certain of their family members and affiliates owned, in the aggregate, approximately 51.0% of our outstanding common stock. Those stockholders, if acting together, have the ability to elect our directors and to determine the outcome of corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote. Further, those stockholders have the ability to take action by written consent on those matters without a meeting of stockholders. Those matters could include the election of directors, changes in the size and composition of the board of directors, and mergers and other business combinations involving our company. In addition, through control of the board of directors and voting power, they may be able to control certain decisions, including decisions regarding the qualification and appointment of officers, dividend policy, access to capital (including borrowing from third-party lenders and the issuance of additional equity securities), and the acquisition or disposition of our assets. Also, the concentration of voting power in the hands of those individuals could have the effect of delaying or preventing a change in control of our company, even if the change in control would benefit our stockholders, and may adversely affect the market price of our common stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and our filings that are incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and
Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We intend that those forward-looking statements be subject to the safe harbors created by those sections.

         Those forward-looking statements generally include the plans and objectives of management for future operations, including plans and objectives relating to our future economic performance, and can generally be identified by the use of the words "believe," "intend," "plan," "expect," "forecast," "project," "may," "should," "could," "seek," "pro forma," "estimates," "continues," "anticipate" and similar words. Those forward-looking statements and associated risks may include, relate to, or be qualified by other important factors, including, without limitation:

         o anticipated trends in our financial condition and results of operations;

         o growth or contraction in the information security products and services markets in which we operate;

         o our ability to finance our working capital and other cash requirements;

         o our business strategy for expanding our presence in the Internet data security market; and

         o our ability to distinguish ourselves from our current and future competitors.

         We do not undertake to update, revise or correct any forward-looking statements. The forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. Important factors to consider in evaluating forward-looking statements include:

         o the shortage of reliable market data regarding the Internet data security market;

         o changes in external competitive market factors or in our internal budgeting process that might impact trends in our results of operations;

         o changes in our business strategy or an inability to execute our strategy due to unanticipated changes in the contract support services markets; and

         o various other factors that may prevent us from competing successfully in the marketplace.

         The information contained in this prospectus is not a complete description of our business or the risks associated with an investment in our common stock. Before deciding to buy or maintain a position in our common stock, you should carefully review and consider the various disclosures we made in this prospectus, and in our other materials filed with the Securities and Exchange Commission that discuss our business in greater detail and that disclose various risks, uncertainties and other factors that may affect our business, results of operations or financial condition. In particular, you should review the "Risk Factors" section of this prospectus. Any of the factors described above or in the "Risk Factors" section of this prospectus could cause our financial results, including our net income (loss) or growth in net income (loss) to differ materially from prior results, which in turn could, among other things, cause the price of our common stock to fluctuate substantially.

                            SELLING SECURITY HOLDERS

     SELLING SECURITY HOLDER TABLE

         This prospectus covers the offer and sale by the selling security holders of up to 2,856,242 shares of common stock. Each selling security holder has indicated to us that it is acting individually, not as a member of a group. The following table sets forth, to our knowledge, certain information about the selling security holders as of September 15, 2003. Except as indicated in the private placement descriptions following the table, none of the selling security holders or their affiliates has held any position or office or had any other material relationship with us in the past three years.

         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or the Commission, and includes voting or investment power with respect to the securities. To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Shares of common stock underlying derivative securities, if any, that currently are exercisable or convertible or are scheduled to become exercisable or convertible for or into shares of common stock within 60 days after the date of the table are deemed to be outstanding in calculating the percentage ownership of each listed person or group but are not deemed to be outstanding as to any other person or group. Percentage of beneficial ownership is based on 27,836,733 shares of common stock outstanding as of the date of the table.

         The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the selling security holders named below.

                                         SHARES OF                                   SHARES OF
                                        COMMON STOCK            SHARES OF          COMMON STOCK
                                     BENEFICIALLY OWNED          COMMON         BENEFICIALLY OWNED
               NAME OF                PRIOR TO OFFERING           STOCK          AFTER OFFERING(1)
      NAME OF                      -----------------------        BEING       -----------------------
   BENEFICIAL OWNER                 NUMBER      PERCENTAGE       OFFERED       NUMBER      PERCENTAGE
   ----------------                 ------      ----------       -------       ------      ----------
Wave Systems Corp. (2)             4,785,583     17.19%          1,800,000    2,985,583      10.73%
Research Venture, LLC (3)          1,470,692      5.28%          1,056,242      414,450       1.49%
__________________

(1) The figures shown assume the sale of all shares being offered under this prospectus.
(2) Power to vote or dispose of the shares beneficially owned by Wave Systems Corp. is held by each of John Bagalay, Jr., Ph.D., as chairman, Steven Sprague, as president and chief executive officer, and Gerard Feeney, as chief financial officer.
(3) Power to vote or dispose of the shares beneficially owned by Research Venture, LLC is held by Jack J. Kessler, as managing member, and Jeffrey Soffer, as member.

     PRIVATE PLACEMENTS THROUGH WHICH THE SELLING SECURITY HOLDERS OBTAINED BENEFICIAL OWNERSHIP OF THE OFFERED SHARES

         All of the shares being offered under this prospectus were issued in the following private placement transactions:

         TERMINATION AGREEMENT AND MUTUAL RELEASE WITH WAVE SYSTEMS CORP.

         As of September 30, 2002, we executed a Termination Agreement and Mutual Release by and among us, BIZ Interactive Zone, Inc., or BIZ, and Wave Systems Corp., or Wave. The Termination Agreement documented the mutual termination effective as of August 31, 2002, of a Purchase, Development and Deployment Agreement, or the Wave Agreement, between BIZ and Wave dated October 2, 2000, as amended on May 10, 2001.

         Under the Wave Agreement, Wave was to provide development work in exchange for cash payments by BIZ of $278,000 per month from June 1, 2001, to December 1, 2002. If BIZ did not make the required monthly payments, then Wave had the right to issue to BIZ default notices requesting payment in the form of common stock of BIZ. If the default notices were not cured within 30 days of written notice, then the unpaid installment would convert from a cash obligation into a stock acquisition right, or SAR. The SAR would give Wave the right to acquire a number of fully paid, nonassessable shares of common stock determined by dividing the fair market value (the average closing price of a share of common stock for the ten trading-day period prior to the date of exercise) of a share of common stock on the date of exercise of the SAR into the aggregate portion of the installment payments that were the subject of an uncured default. The Wave Agreement provided that in the event of a merger or combination involving BIZ, the shares to be issued upon exercise of the SARs would be the shares of BIZ's successor in interest. In August 2001, BIZ became a wholly-owned subsidiary of ours through a merger transaction. Consequently, shares of our common stock became issuable under the SARs.

         Under the Termination Agreement, the Wave Agreement was terminated as of August 31, 2002, and we issued to Wave a non-negotiable, non-interest bearing, subordinated convertible promissory note due December 31, 2005, in the principal amount of $270,000 and 1,600,000 shares of common stock. The conversion rate of the note initially was $1.35 and was subject to adjustments for stock splits, stock dividends, reclassifications, reorganizations and the like. On December 13, 2002, we converted the entire principal balance of the note into 200,000 shares of common stock at the initial conversion rate of $1.35. We have registered for resale by Wave under this prospectus the shares issued under the Termination Agreement and the note.

         RESTRUCTURING ARRANGEMENT AND SETTLEMENT WITH RESEARCH VENTURE, LLC

         Research Venture, LLC filed a complaint against us on June 4, 2002, and filed first amended complaints against us on August 6 and August 7, 2002, alleging unlawful detainer and seeking possession of two leased properties, alleged damages and lost rent. We surrendered possession of both properties and negotiated a restructuring of our obligations under the leases. The restructuring involved, among other terms, our entry on October 23, 2002, into a stipulation for entry of judgment that permitted Research Venture to obtain a judgment against us in the maximum aggregate amount of $3.1 million, less consideration we paid prior to any entry of the judgment, if we did not comply with the terms of the restructuring arrangement through December 2004.

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

         Under the restructuring arrangement, one of the leases was cancelled and we agreed to take occupancy of the other leased building under a seven-year operating lease beginning in December 2002. In addition, we agreed to make cash payments to Research Venture aggregating $500,000, and we issued 959,323 shares of common stock and a subordinated convertible promissory note in the principal amount of $360,000 that was convertible at our option, with certain exceptions, into shares of our common stock at a conversion price equal to the greater of $1.30 per share or the arithmetic mean of the closing sale prices of a share of our common stock for the 30-day period ending on the fifth day prior to the date upon which we transmitted a conversion notice to Research Venture. The conversion rate of the note was subject to adjustments for stock splits, stock dividends, reclassifications, and the like.

         We agreed to register for resale the 959,323 shares of common stock initially issued in connection with the settlement and an additional 276,923 shares of common stock that were issued or issuable upon conversion of the subordinated convertible promissory note. The principal amount of the note represented prepaid rent on the property we were leasing from Research Venture. Exceptions to our right to convert the principal amount of the note into shares of common stock included the occurrence of a change of control of our company, as defined in the note, our failure to comply with our registration obligations under the settlement, or entry of the stipulated judgment.

         Research Venture was entitled to entry of the stipulated judgment if we failed to comply with the terms of the restructuring arrangement. Immediately prior to any entry of the stipulated judgment, Research Venture had the right to return to us any or all shares of common stock we issued under the settlement, and we were to receive a credit against the judgment amount equal to $1.30 multiplied by the number of shares of common stock not returned to us.

         We did not timely tender the full cash payments that were due under the restructuring agreement. As a result, on August 11, 2003, Research Venture obtained entry of the stipulated judgment in the amount of $2.7 million.

         On August 29, 2003, we entered into an agreement of settlement on stipulated judgment with Research Venture. Under that settlement agreement, Research Venture retained the 959,323 shares of common stock initially issued in connection with the restructuring arrangement and 96,919 shares of common stock issued upon conversion of the note, and we agreed to register those shares for resale by Research Venture under this prospectus on or prior to September 15, 2003. In addition, Research Venture canceled and surrendered the note, we paid to Research Venture cash in the amount of $865,000 and issued to Research Venture 414,450 shares of common stock that are to be registered for resale by Research Venture under a separate registration statement on or prior to November 30, 2003, and the building lease agreement was terminated. The settlement agreement contained mutual general release language, and Research Venture authorized us to obtain entry of a stipulation to vacate the August 11, 2003 stipulated judgment.

         We and Research Venture also entered into an amended stipulation for entry of judgment on August 29, 2003. Under the amended stipulation, if we do not timely obtain and maintain effectiveness of the registration statement of which this prospectus is a part, then Research Venture will have the right to obtain entry against us of a stipulated judgment in the amount of $1.7 million less the product of $1.30 multiplied by the number of shares included under this prospectus that Research Venture sells prior to entry of the stipulated judgment. Also, if we do not timely obtain and maintain effectiveness of the registration statement covering the additional 414,450 shares of common stock issued as of August 29, 2003, then subject to a grace period if our failure to meet the requirements is solely as a result of a Commission review of the registration statement to which we respond diligently, Research Venture will be entitled to obtain entry against us of a stipulated judgment in the amount of $373,005 less the product of $0.90 multiplied by the number of the additional 414,450 shares of common stock that Research Venture sells prior to entry of the stipulated judgment. If the stipulated judgment is entered, any unsold shares will be returned to us for cancellation.

                              PLAN OF DISTRIBUTION

         The selling security holders and any of their donees, pledgees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, automated interdealer quotation system, market or trading facility on which the shares are traded, in the over-the-counter market or in private transactions. These sales, which may include block transactions, may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:


         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resales by the broker-dealer for its own account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o    privately negotiated transactions;

         o short sales, which are contracts for the sale of shares of stock that the seller does not own, or certificates for which are not within his control, so as to be available for delivery at the time when, under applicable rules, delivery must be made;

         o    transactions to cover short sales;

         o through the distribution of the shares by any selling security holder to its partners, members or stockholders;

         o broker-dealers may agree with the selling security holders to sell a specified number of shares at a stipulated price per share;

         o one or more underwritten offerings on a firm commitment or best efforts basis;

         o a combination of any of these methods of sale; or o any other method permitted by applicable law.

         The sale price to the public may be:

         o    the market price prevailing at the time of sale;

         o    a price related to the prevailing market price;

         o    a negotiated price; or

         o    a price a selling security holder determines from time to time.

         The shares may also be sold under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling security holders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling security holders may also engage in short sales against the box, which are sales where the seller owns enough shares to cover the borrowed shares, if necessary, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

         The selling security holders and any broker-dealers or agents that participate in selling the shares offered under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

         The selling security holders, alternatively, may sell all or any part of the shares offered under this prospectus through an underwriter. To our knowledge, no selling security holder has entered into any agreement with a prospective underwriter, and we cannot assure you as to whether any such agreement will be entered into. If a selling security holder informs us that it has entered into such an agreement or agreements, any material details will be set forth in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

         The selling security holders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

         If any shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We cannot assure you as to whether any of the selling security holders will sell all or any portion of the shares offered under this prospectus.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of common stock offered under this prospectus. Rather, the selling security holders will receive those proceeds directly for their own accounts.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a pending or completed action, suit or proceeding if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in the best interests of the corporation.

         Our amended and restated certificate of incorporation provides that, except in certain specified instances, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duty as directors.

         In addition, our amended and restated certificate of incorporation and bylaws obligate us to indemnify our directors and officers against expenses and other amounts reasonably incurred in connection with any proceeding arising from the fact that such person is or was an agent of ours. Our bylaws also authorize us to purchase and maintain insurance on behalf of any of our directors or officers against any liability asserted against that person in that capacity, whether or not we would have the power to indemnify that person under the provisions of the Delaware General Corporation Law.

         To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the provisions described above, we have been informed that in the opinion of the Commission, indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     EXPERTS

         The consolidated financial statements and financial statement schedule of SSP Solutions, Inc. and subsidiaries as of December 31, 2002, and for the year then ended, have been incorporated by reference into this prospectus and into the registration statement of which this prospectus is a part in reliance upon the report of Haskell & White LLP, independent auditors, which report is incorporated by reference into this prospectus, and upon authority of that firm as experts in accounting and auditing.

         The consolidated financial statements and financial statement schedule of SSP Solutions, Inc. and subsidiaries as of December 31, 2001, and for each of the years in the two-year period ended December 31, 2001, have been incorporated by reference herein and in the registration statement, of which this prospectus is a part, in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         Each of the audit reports covering the December 31, 2002 and 2001, consolidated financial statements contains an explanatory paragraph that states that SSP Solutions, Inc.'s significant operating losses, cash used in operating activities, accumulated deficit and deficit working capital raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                  LEGAL MATTERS

         The legality of the securities offered under this prospectus will be passed upon for SSP Solutions, Inc. by Rutan & Tucker, LLP, Costa Mesa, California.

                          TRANSFER AGENT AND REGISTRAR

         The stock transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. Its telephone number is (212) 936-5100.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our filings with the Commission are also available to the public at the Commission's Internet site at http://www.sec.gov. Our common stock is quoted on The Nasdaq National Market. Our reports, proxy statements and other information are also available to the public on Nasdaq's Internet site at http://www.nasdaq.com.

         This prospectus is part of a registration statement on Form S-3 filed with the Commission under the Securities Act. This prospectus omits some of the information contained in the registration statement. You should refer to the registration statement for further information with respect to SSP Solutions, Inc. and the securities offered by this prospectus. Any statement contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the Commission is not necessarily complete, and in each case you should refer to the copy of the document filed for more complete information.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Commission allows us to incorporate by reference information we file with it, which means we can disclose important information to you by referring you to documents we have filed with the Commission. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering covered by this prospectus:

         o Our current report on Form 8-K for January 27, 2003, filed with the Commission on January 30, 2003, (File No. 000-26227);

         o Amendment no. 1 to our quarterly report on Form 10-Q for the quarter ended June 30, 2002, filed with the Commission on March 21, 2003, (File No. 000-26227);

         o Amendment no. 1 to our annual report on Form 10-K for the year ended December 31, 2002, filed with the Commission on April 30, 2003, (File No. 000-26227);

         o Our current report on Form 8-K for April 9, 2003, filed with the Commission on April 16, 2003, (File No. 000-26227);

         o Our current report on Form 8-K for May 29, 2003, filed with the Commission on May 30, 2003, (File No. 000-26227);

         o Amendment no. 1 to our current report on Form 8-K for April 9, 2003, filed with the Commission on July 18, 2003, (File No. 000-26227);

         o Our quarterly report on Form 10-QSB for the quarter ended March 31, 2003, filed with the Commission on May 20, 2003, (File No. 000-26227);

         o Our current report on Form 8-K for July 11, 2003, filed with the Commission on August 5, 2003, (File No. 000-26227);

         o Our quarterly report on Form 10-QSB for the quarter ended June 30, 2003, filed with the Commission on August 19, 2003, (File No. 000-26227);

         o Our current report on Form 8-K for August 27, 2003, filed with the Commission on September 9, 2003, (File No. 000-26227);

         o Amendment no. 1 to our quarterly report on Form 10-QSB for the quarter ended March 31, 2003, filed with the Commission on September 16, 2003, (File No. 000-26227);

         o Amendment no. 2 to our annual report on Form 10-K for the year ended December 31, 2002, filed with the Commission on September 16, 2003, (File No. 000-26227); and

         o The description of our common stock incorporated by reference into our Form 8-A filed with the Commission on June 1, 1999, (File No. 000-26227) from our registration statement on Form S-1 filed with the Commission on June 9, 1999, (Registration No. 333-72151), together with any amendment or report filed for the purpose of amending or updating such description.

         Any statement in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded to the extent that a statement contained in this prospectus, or in any other document we subsequently file with the Commission, modifies or supersedes that statement. If any statement is modified or superseded, it does not constitute a part of this prospectus, except as modified or superseded.

         We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and phone number:

                               SSP Solutions, Inc.
                              17861 Cartwright Road
                            Irvine, California 92614
              Attention: Thomas E. Schiff, Chief Financial Officer
                            Telephone: (949) 851-1085